News Release

www.nortel.com

FOR IMMEDIATE RELEASE	January 11, 2005

For more information:
Media:	Investors:
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Networks Corporation Files 2003 Financial Statements

•	Restatements Completed
•	Independent Review Recommendations to be Implemented; Causes of Revenue Adjustments to be Examined
•	Chief Ethics and Compliance Officer Appointed
•	Board Renewal

TORONTO — Nortel Networks* Corporation [NYSE/TSX:NT] announced that today it has completed filing its audited financial statements for the year 2003 prepared in accordance with United States and Canadian generally accepted accounting principles, and related Annual Report on Form 10-K and corresponding Canadian filings (the “2003 Annual Reports”). The 2003 Annual Reports reflect the restatement of the years ended 2001 and 2002, and the revision of previously announced results for the year ended 2003. Annexed to this press release is certain selected financial information.

“With the completion of our restatements we have a solid foundation on which to move forward with our business,” said Bill Owens, president and chief executive officer. “I want to thank all our employees and partners, who have tirelessly dedicated their time and efforts. The restatement has been a monumental task, both complex and demanding. I also want to thank our customers for their consistent support that has allowed us to maintain our business and strong financial position during this time and continue our expansion in critical markets. We are well-positioned for the future with an extensive global presence.”

“We have a number of important initiatives we expect to announce in the near future including those focusing on Asia and China, and those associated with converged, solutions-oriented networks,” continued Owens. “We also expect to make announcements regarding our progress in important new areas of business such as security and Federal solutions. We are committed to continued innovation leadership through our strong investment in R&D. We are focused on cash, cost and revenue to ensure our business model better serves our targeted operating performance. I am pleased with our cash performance in Q4, 2004 and we enter 2005 in a strong position.”

Audit Committee Independent Review

Included in the 2003 Annual Reports and also annexed to this press release are the summary findings and recommendations of the independent review initiated by the Nortel Audit Committee in October 2003. The independent review examined the facts and circumstances leading to the earlier restatement of the Company’s and Nortel Networks Limited’s financial results for 2002, 2001 and 2000 and the first two fiscal quarters of 2003 (which independent review was later extended to cover the balance of 2003). The Audit Committee initiated this review to gain a full understanding of the events that caused significant excess liabilities being carried on the Company’s balance sheet that needed to be restated and to recommend to the Board of Directors the adoption of necessary remedial measures to address personnel, internal control, compliance and discipline issues. In carrying out this task, the Audit Committee was assisted by the law firm of

Wilmer Cutler Pickering Hale and Dorr LLP and the forensic accounting firm of Huron Consulting Services LLC.

As discussed in the accompanying summary, the independent review has resulted in extensive recommendations by the Audit Committee for remedial measures that are intended to prevent the recurrence of the inappropriate accounting conduct that gave rise to the restatement, to rebuild the Company’s finance environment based on principles of transparency and integrity, and to ensure sound financial reporting and comprehensive disclosure. The Board of Directors has adopted these recommendations in their entirety and instructed management to develop a detailed plan and timetable for their implementation, which will be monitored by the Board.

“My fellow board members and our Nortel management team have been dedicated to the long term best interests of the Company and its shareholders and to conducting our activities with the utmost transparency and integrity,” said L.R. Wilson, chairman, Board of Directors. “While this has been a challenging period, the outcome of the independent review is a set of comprehensive recommendations that will leave the Company stronger and better served in the future.”

In light of the substantial revenue adjustments required to be made in the restatement due to accounting errors related to revenue recognition, the Audit Committee has determined to review the facts and circumstances leading to the restatement of this revenue for specific identified transactions. The review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues. The Audit Committee wants a full understanding of the historic events that required the revenue for these specific transactions to be restated and to develop any additional remedial measures, including those involving internal controls and processes. Wilmer Cutler Pickering Hale and Dorr LLP will be assisting the Audit Committee with this review.

As a matter of corporate leadership and integrity, twelve senior executives of Nortel’s core executive leadership team have voluntarily undertaken to pay to the Company over a three year period the amount of their Return to Profitability bonuses awarded in 2003 (net of tax withheld at source) aggregating the equivalent of approximately US$8.6 million, and to disclaim any potential award of the remaining two installments of the 2003 Restricted Stock Unit Plan, in each case regardless of whether the profitability metrics for these bonuses or awards were met on a restated basis. While none of these executives was found to have been directly involved in the inappropriate provisioning conduct, these members of the core executive team share the Board’s deep disappointment over the circumstances that led to the restatement.

“These voluntary actions reflect the strength of character and quality of leadership of Nortel’s core executive team,” said Owens. “These actions are a tangible demonstration of senior management’s commitment to Nortel.”

Further, the Board has cancelled the remaining two installments for all eligible employees under the 2003 Restricted Stock Unit Plan.

Chief Ethics and Compliance Officer Appointed

Susan E. Shepard has been appointed to the recently created position of Chief Ethics and Compliance Officer reporting to the chairman of the Board and the president and chief executive officer effective February 21, 2005. Over the course of her career, Ms. Shepard has served in a number of positions specifically related to ethics and compliance. Ms. Shepard has been a Commissioner for the New York State Ethics Commission since May 2003. In addition, prior to becoming engaged in private practice in 1997, Ms. Shepard was Commissioner of Investigation for New York City (1990 to 1994), Chief Counsel to the New York State Commission of Investigation (1986 to 1990), and an Assistant United States Attorney for the Eastern District of New York (1976 to1986).

Board Renewal

Board renewal has been an important focus throughout 2003 and 2004. Following a search initiated in 2003, Nortel’s Board of Directors was strengthened by two additions in the first half of 2004, Dr. Manfred Bischoff and the Hon. John Manley, each of whom will be standing for election as Directors at Nortel’s upcoming Annual Shareholders’ Meeting in 2005 (the “Meeting”).

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“The regular rotation of directors provides an appropriate balance of renewal with continuity and orderly succession,” said L.R. Wilson, chairman, Board of Directors. “Given we were unable to hold a shareholders’ meeting in 2004, the Board felt it essential that the process be accelerated at the upcoming Meeting. Accordingly, after discussions with the Board, five directors, including myself, all initially elected to the Board between 1991 and 1997, have decided not to stand for re-election.”

In addition to Mr. Wilson, the four other retiring directors are L. Yves Fortier, Sherwood Smith, Jr., Guylaine Saucier and the Hon. James Blanchard.

The Board of Directors has appointed two additional directors to the Board of Nortel Networks Corporation; Richard McCormick, the former Chairman and Chief Executive Officer of U S WEST; and Harry Pearce, the retired Chairman of Hughes Electronics Corporation and retired Vice Chairman of General Motors.

“I have had the privilege of serving on the boards of a number of public companies and I have never seen a board — or more specifically a Chairman — more committed to doing the right thing for a company and its shareholders,” said Owens. “On behalf of the Company, I want to thank Red Wilson and Messrs. Fortier, Smith and Blanchard and Mrs. Saucier for their decisive actions in stewarding Nortel through this very challenging period. On behalf of Nortel, I also want to welcome Messrs. McCormick and Pearce. The caliber of these individuals and their breadth of experience will be great assets in building on the fine work of their predecessors.”

In addition to the appointment of Messrs. McCormick and Pearce, John MacNaughton, who will be retiring later this month as the President and Chief Executive Officer of the Canada Pension Plan Investment Board, will be nominated for election to the Board at the Meeting.

The Board of Directors expects to nominate additional candidates in the proxy circular for the next Meeting.

Nortel Networks Limited; 2004 Quarterly Filings

The Company expects that its principal operating subsidiary, Nortel Networks Limited (“NNL”), will file shortly its audited financial statements for the year 2003 prepared in accordance with United States and Canadian generally accepted accounting principles, and related Annual Report on Form 10-K and corresponding Canadian filing. Mr. McCormick and Mr. Pearce have also been appointed to the NNL Board of Directors, effective upon the completion of these filings.

Further, the Company expects that it and NNL will file their unaudited financial statements for the first and second quarters of 2004, and related periodic reports, before the end of January 2005 and follow as soon as practicable thereafter with the filing of their unaudited financial statements for the third quarter of 2004 and related periodic reports.

The Company will hold a media conference call today at 9:00 am ET to discuss this announcement.

To participate, please call the following at least 15 minutes prior to the start of the event:

Teleconference:

North America:	888-211-4395

International:	212-231-6007

Webcast:	www.nortel.com/pressconf011105

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Replay:

(Available one hour after the conference until 5 p.m. ET on 1/21/05)

North America:	800-383-0935

International:	402-530-5545

Password:	21221515

Webcast:	www.nortel.com/pressconf011105

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About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal controls over financial reporting; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including breach of its support facility and public debt obligations and Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (SEC); ongoing SEC reviews, which may result in changes to our public filings; the potential delisting or suspension of Nortel’s and NNL’s publicly traded securities; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in August 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement, which is currently not available, of Nortel’s forward purchase contracts; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

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NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations for the years ended December 31

(U.S. GAAP, millions of U.S. dollars, except per share amounts)	2003	2002	2001

		As restated	As restated
Revenues	$10,193	$11,008	$18,900
Cost of revenues	5,852	7,103	14,612

Gross profit	4,341	3,905	4,288

Selling, general and administrative expense	1,939	2,553	6,111
Research and development expense	1,960	2,083	3,116
In-process research and development expense	–	–	15
Amortization of intangibles
Acquired technology and other	101	157	806
Goodwill	–	–	4,058
Deferred stock option compensation	16	110	248
Special charges
Goodwill impairment	–	595	11,426
Other special charges	284	1,500	3,390
(Gain) loss on sale of businesses and assets	(4)	(21)	138

Operating earnings (loss)	45	(3,072)	(25,020)

Other income (expense) — net	445	(5)	(506)
Interest expense
Long-term debt	(181)	(220)	(208)
Other	(28)	(52)	(103)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	281	(3,349)	(25,837)
Income tax benefit (expense)	80	468	2,751

	361	(2,881)	(23,086)
Minority interests — net of tax	(63)	5	(34)
Equity in net loss of associated companies — net of tax	(36)	(17)	(150)

Net earnings (loss) from continuing operations	262	(2,893)	(23,270)
Net earnings (loss) from discontinued operations — net of tax	184	(101)	(2,467)

Net earnings (loss) before cumulative effect of accounting changes	446	(2,994)	(25,737)
Cumulative effect of accounting changes — net of tax	(12)	–	15

Net earnings (loss)	$434	$(2,994)	$(25,722)

Basic earnings (loss) per common share
— from continuing operations	$0.06	$(0.75)	$(7.30)
— from discontinued operations	0.04	(0.03)	(0.78)

Basic earnings (loss) per common share	$0.10	$(0.78)	$(8.08)

Diluted earnings (loss) per common share
— from continuing operations	$0.06	$(0.75)	$(7.30)
— from discontinued operations	0.04	(0.03)	(0.78)

Diluted earnings (loss) per common share	$0.10	$(0.78)	$(8.08)

Dividends declared per common share	$–	$–	$0.0375

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003 including the Notes to the Audited Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets as of December 31

(U.S. GAAP, millions of U.S. dollars)	2003	2002

		As restated
ASSETS
Current assets
Cash and cash equivalents	$3,997	$3,790
Restricted cash and cash equivalents	63	249
Accounts receivable — net	2,505	2,228
Inventories — net	1,190	1,506
Income taxes recoverable	90	114
Deferred income taxes — net	369	790
Other current assets	315	650

Total current assets	8,529	9,327

Investments	244	237
Plant and equipment — net	1,656	1,692
Goodwill	2,305	2,199
Intangible assets — net	86	139
Deferred income taxes — net	3,397	2,582
Other assets	374	785

Total assets	$16,591	$16,961

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$17	$30
Trade and other accounts payable	861	803
Payroll and benefit-related liabilities	764	485
Contractual liabilities	530	894
Restructuring	206	507
Other accrued liabilities	2,505	3,257
Long-term debt due within one year	119	243

Total current liabilities	5,002	6,219

Long-term debt	3,891	3,960
Deferred income taxes — net	191	337
Other liabilities	2,945	2,761

Total liabilities	12,029	13,277

Minority interests in subsidiary companies	617	631

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited;
Issued and outstanding shares: 4,166,714,475 for 2003 and 3,844,171,700 for 2002	33,674	33,234
Additional paid-in capital	3,341	3,753
Deferred stock option compensation	–	(17)
Accumulated deficit	(32,532)	(32,966)
Accumulated other comprehensive loss	(538)	(951)

Total shareholders’ equity	3,945	3,053

Total liabilities and shareholders’ equity	$16,591	$16,961

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003 including the Notes to the Audited Consolidated Financial Statements

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows for the years ended December 31

(U.S. GAAP, millions of U.S. dollars)	2003	2002	2001

		As restated	As restated
Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$262	$(2,893)	$(23,270)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	541	701	5,665
In-process research and development expense	–	–	15
Non-cash portion of special charges and related asset write downs	87	1,142	12,760
Equity in net loss of associated companies	36	17	150
Current and deferred stock option compensation	42	110	248
Deferred income taxes	(50)	(425)	(1,513)
Other liabilities	161	(2)	(9)
(Gain) loss on repurchases of outstanding debt securities	(4)	(60)	–
(Gain) loss on sale or write down of investments and businesses	(51)	18	506
Other — net	(786)	(191)	(1,529)
Change in operating assets and liabilities	(153)	815	7,183

Net cash from (used in) operating activities of continuing operations	85	(768)	206

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(172)	(352)	(1,302)
Proceeds on disposals of plant and equipment	38	406	208
Acquisitions of investments and businesses — net of cash acquired	(58)	(29)	(79)
Proceeds on sale of investments and businesses	107	104	604

Net cash from (used in) investing activities of continuing operations	(85)	129	(569)

Cash flows from (used in) financing activities
Dividends on common shares	–	–	(123)
Dividends paid by subsidiaries to minority interests	(35)	(26)	(27)
Increase (decrease) in notes payable — net	(45)	(333)	(230)
Proceeds from long-term debt	–	33	3,286
Repayments of long-term debt	(270)	(611)	(470)
Repayments of capital leases payable	(12)	(17)	(26)
Issuance of common shares	3	863	146
Issuance of prepaid forward purchase contracts	–	623	–

Net cash from (used in) financing activities of continuing operations	(359)	532	2,556

Effect of foreign exchange rate changes on cash and cash equivalents	176	74	(10)

Net cash from (used in) continuing operations	(183)	(33)	2,183
Net cash from (used in) discontinued operations	390	349	(331)

Net increase (decrease) in cash and cash equivalents	207	316	1,852
Cash and cash equivalents at beginning of year	3,790	3,474	1,622

Cash and cash equivalents at end of year	$3,997	$3,790	$3,474

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003 including the Notes to the Audited Consolidated Financial Statements

Segment revenues

     The following table summarizes our revenues for 2003, 2002 and 2001 by segment:

	For the years ended December 31,			2003 vs 2002		2002 vs 2001
	2003	2002	2001	$ Change	% Change	$ Change	% Change

Wireless Networks	$4,389	$4,161	$5,699	$228	5	$(1,538)	(27)
Enterprise Networks	2,589	2,422	3,222	167	7	(800)	(25)
Wireline Networks	2,005	2,572	4,328	(567)	(22)	(1,756)	(41)
Optical Networks	1,179	1,820	5,050	(641)	(35)	(3,230)	(64)
Other (a)	31	33	601	(2)	(6)	(568)	(95)

Consolidated	$10,193	$11,008	$18,900	$(815)	(7)	$(7,892)	(42)

“Other” represented miscellaneous business activities and corporate functions.

     The following table summarizes our quarterly revenues for 2003 by segment:

	For the three months ending				For the year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2003	2003	2003	2003	2003

Wireless Networks	$869	$973	$1,111	$1,436	$4,389
Enterprise Networks	588	517	545	939	2,589
Wireline Networks	515	495	423	572	2,005
Optical Networks	317	288	260	314	1,179
Other (a)	9	12	5	5	31

Consolidated	$2,298	$2,285	$2,344	$3,266	$10,193

“Other” represented miscellaneous business activities and corporate functions.

Geographic revenues

     The following table summarizes our geographic revenues based on the location of the customer:

	For the years ended December 31,			2003 vs 2002		2002 vs 2001
	2003	2002	2001	$ Change	% Change	$ Change	% Change

United States	$5,424	$5,823	$10,136	$(399)	(7)	$(4,313)	(43)
EMEA (a)	2,366	2,500	4,380	(134)	(5)	(1,880)	(43)
Canada	587	648	1,076	(61)	(9)	(428)	(40)
Asia Pacific	1,307	1,483	2,289	(176)	(12)	(806)	(35)
CALA (b)	509	554	1,019	(45)	(8)	(465)	(46)

Consolidated	$10,193	$11,008	$18,900	$(815)	(7)	$(7,892)	(42)

(a)	The Europe, Middle East and Africa region, or EMEA.
(b)	The Caribbean and Latin America region, or CALA.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003 including the Notes to the Audited Consolidated Financial Statements

Quarterly Financial Data (Unaudited)

(U.S. GAAP, millions of U.S. dollars,	4th Quarter		3rd Quarter		2nd Quarter		1st Quarter
except per share amounts)	2003	2002	2003	2002	2003	2002	2003	2002

Revenues
As previously reported		$2,525	$2,266	$2,350	$2,338	$2,788	$2,377	$2,906
As reported or restated	$3,266	2,616	2,344	2,322	2,285	2,920	2,298	3,150
Gross profit
As previously reported		1,029	1,192	910	1,028	1,013	1,044	819
As reported or restated	1,434	1,109	1,130	730	882	1,029	895	1,037
Special charges
As previously reported		178	70	1,171	(2)	361	112	463
As reported or restated	86	269	80	1,089	(22)	295	140	442
Other income (expense) — net
As previously reported		15	100	(13)	23	(23)	4	(9)
As reported or restated	143	(34)	148	28	60	101	94	(100)
Net earnings (loss) from continuing operations
As previously reported		(167)	130	(1,735)	38	(632)	(171)	(752)
As reported or restated	501	(195)	88	(1,556)	(93)	(452)	(234)	(690)
Net earnings (loss) from discontinued operations
As previously reported		(1)	55	2	(1)	3	190	16
As reported or restated	27	(99)	43	5	(8)	(62)	122	55

Net earnings (loss) before cumulative effect of accounting change
As previously reported		(168)	185	(1,733)	37	(629)	19	(736)
As reported or restated	528	(294)	131	(1,551)	(101)	(514)	(112)	(635)
Cumulative effect of accounting change
As previously reported		–	–	–	–	–	(8)	–
As reported or restated	–	–	–	–	–	–	(12)	–

Net earnings (loss)
As previously reported	–	(168)	185	(1,733)	37	(629)	11	(736)
As reported or restated	528	(294)	131	(1,551)	(101)	(514)	(124)	(635)

Basic earnings (loss) per common share
— from continuing operations
As previously reported		(0.04)	0.03	(0.40)	0.01	(0.18)	(0.04)	(0.23)
As reported or restated	0.12	(0.05)	0.02	(0.36)	(0.02)	(0.13)	(0.06)	(0.21)
— from discontinued operations
As previously reported		0.00	0.01	0.00	0.00	0.00	0.04	0.00
As reported or restated	0.00	(0.02)	0.01	0.00	0.00	(0.02)	0.03	0.01

Basic earnings (loss) per common share
As previously reported		(0.04)	0.04	(0.40)	0.01	(0.18)	0.00	(0.23)
As reported or restated	0.12	(0.07)	0.03	(0.36)	(0.02)	(0.15)	(0.03)	(0.20)
Diluted earnings (loss) per common share
— from continuing operations
As previously reported		(0.04)	0.03	(0.40)	0.01	(0.18)	(0.04)	(0.23)
As reported or restated	0.12	(0.05)	0.02	(0.36)	(0.02)	(0.13)	(0.06)	(0.21)
— from discontinued operations
As previously reported		0.00	0.01	0.00	0.00	0.00	0.04	0.00
As reported or restated	0.00	(0.02)	0.01	0.00	0.00	(0.02)	0.03	0.01

Diluted earnings (loss) per common share
As previously reported		(0.04)	0.04	(0.40)	0.01	(0.18)	0.00	(0.23)
As reported or restated	0.12	(0.07)	0.03	(0.36)	(0.02)	(0.15)	(0.03)	(0.20)
Dividends declared per common share	–	–	–	–	–	–	–	–

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2003 including the Notes to the Audited Consolidated Financial Statements

SUMMARY OF FINDINGS AND
OF RECOMMENDED REMEDIAL MEASURES
OF THE INDEPENDENT REVIEW

SUBMITTED TO THE AUDIT COMMITTEE
OF THE BOARDS OF DIRECTORS
OF NORTEL NETWORKS CORPORATION
AND NORTEL NETWORKS LIMITED

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, N.W.
Washington, D.C. 20037

Huron Consulting Services LLC
99 High Street
Boston, Massachusetts 02110

In late October 2003, Nortel Networks Corporation (“Nortel” or the “Company”) announced that it intended to restate approximately $900M of liabilities carried on its previously reported balance sheet as of June 30, 2003, following a comprehensive internal review of these liabilities (“First Restatement”). The Company stated that the principal effects of the restatement would be a reduction in previously reported net losses for 2000, 2001, and 2002 and an increase in shareholders’ equity and net assets previously reported on its balance sheet. Concurrent with this announcement, the Audit Committees of the Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (collectively, the “Audit Committee” and the “Board of Directors” or “Board,” respectively) initiated an independent review of the facts and circumstances leading to the First Restatement. The Audit Committee wanted to gain a full understanding of the events that caused significant excess liabilities to be maintained on the balance sheet that needed to be restated, and to recommend that the Board of Directors adopt, and direct management to implement, necessary remedial measures to address personnel, controls, compliance, and discipline. The Audit Committee engaged Wilmer Cutler Pickering Hale and Dorr LLP (“WCPHD”) to advise it in connection with its independent review. Because of the significant accounting issues involved in the inquiry, WCPHD retained Huron Consulting Services LLC (“Huron”) to provide expert accounting assistance. Huron has been involved in all phases of WCPHD’s work.

Scope of the Independent Review

The independent review focused initially on events relating to the establishment and release of contractual liability and other related provisions (also called accruals, reserves, or accrued liabilities) in the second half of 2002 and the first half of 2003, including the involvement of senior corporate leadership. (The review did not include provisioning activity in the first half of 2002 because it was not expected that any such activity could have had a material impact on the results of those quarters in light of the significant losses in those periods.) As the review evolved, its focus broadened to include specific provisioning activities in each of the business units and geographic regions. In light of concerns raised in the initial phase, the Audit Committee expanded the review to include provisioning activities in the third and fourth quarters of 2003.

The Audit Committee expressly directed that requested documents be promptly provided and that employees cooperate with requests for interviews; the Audit Committee instructed senior management to implement these directions throughout the Company. Over the course of the inquiry, more than 50 current and former Nortel employees were interviewed, some more than once. While the independent inquiry did not examine the work of Nortel’s external auditor, Deloitte & Touche LLP, several current and former audit engagement partners were interviewed. Hundreds of thousands of hard copy and electronic documents and emails were collected and reviewed from corporate headquarters in Brampton, from company servers, and from key employees in the business units and in the regions.

It was beyond the scope of the independent inquiry to audit or otherwise review the substantive accuracy of Nortel’s restated financial statements. As the inquiry progressed, the Audit Committee directed new corporate management to examine in depth the concerns identified by WCPHD regarding provisioning activity and to review provision releases in each of the four quarters of 2003, down to a low threshold. That examination, and other errors identified by management, led to a second restatement of financial results, filed today (the “Second Restatement”). WCPHD and Huron played no role in management’s restatement efforts. It was also beyond the scope of the independent inquiry to review other aspects of Nortel’s accounting practices. The Second Restatement addresses a number of these practices.

WCPHD and Huron reported regularly to the Audit Committee on the progress of the investigation. Most, or all, of the independent and non-management Board members attended these Audit Committee briefings. The Chairs of the Audit Committee and of the Board of Directors were briefed between Audit Committee meetings to provide them with a “real time” understanding of the progress of the investigation. At the direction of the Audit Committee, WCPHD and Huron met regularly with new management and the Company’s external auditors to provide facts developed through the inquiry, so both would have this information as they proceeded through the Second Restatement. WCPHD and Huron also briefed Canadian and U.S. regulators on a regular basis. The Audit Committee has reviewed in detail the findings of the independent review and the recommended remedial measures, and it has adopted those findings and proposed remedial measures in their entirety. This synopsis summarizes those findings and proposed remedial measures.

Summary of Findings of the Independent Review

The investigation necessarily focused on the financial picture of the Company at the time that decisions were made and actions were taken regarding provisioning activity. Because of significant changes to financial results reflected in the Second Restatement, the restated financial results differ from the historical results that formed the backdrop for this inquiry.

In summary, former corporate management (now terminated for cause) and former finance management (now terminated for cause) in the Company’s finance organization endorsed, and employees carried out, accounting practices relating to the recording and release of provisions that were not in compliance with U.S. generally accepted accounting principles (“U.S. GAAP”) in at least four quarters, including the third and fourth quarters of 2002 and the first and second quarters of 2003. In three of those four quarters — when Nortel was at, or close to, break even — these practices were undertaken to meet internally imposed pro-forma earnings before taxes (“EBT”) targets. While the dollar value of most of the individual provisions was relatively small, the aggregate value of the provisions made the difference between a profit and a reported loss, on a pro forma basis, in the fourth quarter of 2002 and the difference between a loss and a reported profit, on a pro forma basis, in the first and second quarters of 2003. This conduct caused Nortel to report a loss in the fourth quarter of 2002 and to pay no employee bonuses, and to achieve and maintain profitability in the first and second quarters of 2003, which, in turn, caused it to pay bonuses to all Nortel employees and significant bonuses to senior management under bonus plans tied to a pro forma profitability metric.

The failure to follow U.S. GAAP with respect to provisioning can be understood in light of the management, organizational structure, and internal controls that characterized Nortel’s finance organization. These characteristics, discussed below, include:

•	Management “tone at the top” that conveyed the strong leadership message that earnings targets could be met through application of accounting practices that finance managers knew or ought to have known were not in compliance with U.S. GAAP and that questioning these practices was not acceptable;

•	Lack of technical accounting expertise which fostered accounting practices not in compliance with U.S. GAAP;

•	Weak or ineffective internal controls which, in turn, provided little or no check on inaccurate financial reporting;

•	Operation of a complicated “matrix” structure which contributed to a lack of clear responsibility and accountability by business units and by regions; and

•	Lack of integration between the business units and corporate management that led to a lack of transparency regarding provisioning activity to achieve internal EBT targets.

Nortel posted significant losses in 2001 and 2002 and downsized its work force by nearly two-thirds. The remaining employees were asked to undertake significant additional responsibilities with no increase in pay and no bonuses. The Company’s former senior corporate management asserted, at the start of the inquiry, that the Company’s downturn, and concomitant downsizing of operations and workforce, led to a loss of documentation and a decline in financial discipline. Those factors, in their view, were primarily responsible for the significant excess provisions on the balance sheet as of June 30, 2003, which resulted in the First Restatement. While that downturn surely played a part in the circumstances leading to the First Restatement, the root causes ran far deeper.

When Frank Dunn became CFO in 1999, and then CEO in 2001, he drove senior management in his finance organization to achieve EBT targets that he set with his senior management team. The provisioning practices adopted by Dunn and other finance employees to achieve internal EBT targets were not in compliance with U.S. GAAP, particularly Statement of Financial Accounting Standards Number 5 (“SFAS 5”). SFAS 5, which governs accounting for contingencies, requires, among other things, a probability analysis for each risk before a provision can be recorded. It also requires that a triggering event — such as resolution of the exposure or a change in estimate — occur in the quarter to warrant the release of a provision. Dunn and other finance employees recognized that provisioning activity — how much to reserve for a particular exposure and when that reserve should be released — inherently involved application of significant judgment under U.S. GAAP. Dunn and others stretched the judgment inherent in the provisioning process to create a flexible tool to achieve EBT targets. They viewed provisioning as “a gray area.” They became comfortable with the concept that the value of a provision could be reasonably set at virtually any number within a wide range and that a provision release could be justified in a number of quarters after the quarter in which the exposure, which formed the basis for the provision, was resolved. Dunn and others exercised their judgment strategically to achieve EBT targets.

Third quarter, 2002.   At the direction of then-CFO Doug Beatty, a company-wide analysis of accrued liabilities on the balance sheet was launched in early August 2002. The CFO and the Controller, Michael Gollogly, learned that this analysis showed approximately $303M in provisions that were no longer required and were available for release. The CFO and the Controller, each a corporate officer, knew, or ought to have known, that excess provisions, if retained on the balance sheet, would cause the Company’s financial statements to be inaccurate and that U.S. GAAP would have required either that such provisions be released in that period and properly disclosed, or that prior period financial statements be restated. Instead, they permitted finance employees in the business units and in the regions to release excess accruals into income over the following several quarters. They acted in contravention of U.S. GAAP by failing to correct the Company’s financial statements to account for the significant excess accrued liabilities. Neither the CFO nor the Controller advised the Audit Committee and/or the Board of Directors that significant excess provisions on the balance sheet had been identified and that the Company’s financial statements might be inaccurate, nor did either suggest such information should be disclosed in the Company’s financial statements.

As a result of this company-wide review, senior finance employees recognized that their respective business unit or region had excess provisions on Nortel’s balance sheet, and directed other finance employees to track these excess provisions. Nortel finance employees had their own distinct term for a provision on the balance sheet that was no longer needed — it was “hard.” Each business unit developed, in varying levels of detail and over varying periods of time, internal “hardness” schedules that identified provisions that were no longer required and were available for release. Finance employees treated provisions identified on these schedules as a pool from which releases could be made to “close the gap” between actual EBT and EBT targets in subsequent quarters.

Fourth quarter, 2002.   By mid-2002, employees throughout the Company were being recruited by other companies and morale was low. Corporate management sought to retain these employees but recognized that other public companies had come under criticism for awarding “stay” bonuses in the face of enormous losses. At management’s recommendation, the Board determined to reward employees with bonuses under bonus plans tied to profitability. One plan, the Return to Profitability (“RTP”) bonus, contemplated a one-time bonus payment to every employee, save 43 top executives, in the first quarter in which the Company achieved pro forma profitability. The 43 executives were eligible to receive 20% of their share of the RTP bonus in the first quarter in which the Company attained profitability, 40% after the second consecutive quarter of cumulative profitability, and the remaining 40% upon four quarters of cumulative profitability. In order for the RTP bonuses to be paid, pro forma profits had to exceed, by at least one dollar, the total cost of the bonus for that quarter. Another plan, the Restricted Stock Unit (“RSU”) plan, made a significant number of share units available for award by the Board to the same 43 executives in four installments tied to profitability milestones. Once a milestone was met, the Board had discretion whether to make the award.

Through the first three quarters of 2002, Nortel experienced significant losses, and management reported to the Board that it expected losses would continue in the fourth quarter. After the initial results for the business units and regions were consolidated, they showed that Nortel unexpectedly would achieve pro forma profitability in the fourth quarter. Frank Dunn, who had been promoted to CEO in 2001, understood that profitability had been attained from an operational standpoint but determined that it was unwise to report profitability and pay bonuses in the fourth quarter because performance for the rest of the year had been poor. He determined that provisions should be taken to cause a loss for the quarter. Over a two day period late in the closing process, the CFO and the Controller worked with employees in the finance organizations in the business units, the regions, and in global operations, to identify and record additional provisions totaling more than $175 million. All of these provisions were recorded “top-side” — that is, by employees in the office of the Controller based on information provided by the business units, regions and global operations — because of the late date in the closing process on which they were made. Nortel’s results for the fourth quarter of 2002 turned from an unexpected profit into the loss previously forecasted by management to the Board of Directors. Neither the CEO, the CFO, nor the Controller advised the Audit Committee and/or the Board of Directors of this concerted provisioning activity to improperly turn a profit into a loss. Nortel has since determined that many of these provisions were not recorded in compliance with U.S. GAAP, and has reversed those provisions in the Second Restatement. The loss then reported by Nortel in the fourth quarter meant that no employee bonuses were paid for that quarter.

First quarter, 2003.   While Nortel had announced publicly that it expected to achieve pro forma profitability in the second quarter of 2003, Dunn told a number of employees that he intended to achieve profitability one quarter earlier, and he established internal EBT targets for each business unit and for corporate to reach that goal. At Dunn’s direction, “roadmaps” were developed to show how the targets could be achieved. These roadmaps made clear that the internal EBT targets for the quarter could only be met through release from the balance sheet of excess provisions that lacked an accounting trigger in the quarter. At the request of finance management in each business unit, finance employees identified excess, or “hard,” provisions from the balance sheet, and, together, they determined which provisions to release to close the gap and meet the internal EBT targets. That release activity was supplemented by releases, directed by the CFO and by the Controller, of excess corporate provisions that had been identified in the third quarter of 2002 as available for release. Releases of provisions by corporate and by each business unit and region, including excess provisions, totaling $361M, enabled Nortel to show a consolidated pro forma profit in the first quarter, notwithstanding that its operations were running at a loss. The Finance Vice Presidents of the business units and two of the three regions, the Asia Controller, the CFO, the Controller, and the CEO knew, or ought to have known, that U.S. GAAP did not permit the release, without proper justification, of excess provisions into the income statement. Nortel has since determined that many of these releases in this quarter were not in accordance with U.S. GAAP, and has reversed those releases in the First and Second Restatements and restated the releases into proper quarters.

When presenting the preliminary results for the quarter to the Audit Committee, the Controller inaccurately represented that the vast majority of these releases were “business as usual” and in compliance with U.S. GAAP, and that the remaining releases were one time, non-recurring events and in compliance with U.S. GAAP. Further, the CFO and the Controller failed to advise the Audit Committee and/or the Board of Directors that release of excess corporate provisions was required to achieve profitability and make up for the shortfall in operational results; that such releases were needed to cover the cost of the bonus compensation; that no event in the quarter triggered the releases (as required by U.S. GAAP); that the releases implicated Staff Accounting Bulletin 99 (relating to materiality) because they turned a loss for the quarter into a profit; and that they retained a significant amount of excess provisions on the balance sheet to be used, when needed, in a subsequent quarter. In separate executive sessions held by the Audit Committee with the CFO and the Controller, neither the CFO nor the Controller raised quality of earnings issues nor questioned the payment of the RTP bonus. Based on management’s representations, the Audit Committee approved the quarterly results, and the Board approved the award of the RTP bonus.

Second quarter, 2003.   Seeking to continue to show profitability in the second quarter and meet the first RSU milestone and the second tranche of the RTP bonus, senior corporate management developed internal EBT targets to achieve pro forma profitability. As was the case in the first quarter, it became clear during the quarter that operational results would be a loss. At the request of finance management in each business unit, finance employees again identified “hard” provisions from the balance sheet, and, together, they determined which provisions to release to close the gap and achieve the internal EBT targets. Nortel has since determined that many of these releases were not in accordance with U.S. GAAP, and has reversed those releases in the First and Second Restatements and restated the releases into proper quarters. In both the first and second quarters of 2003, the dollar value of many individual releases was relatively small, but the aggregate value of the releases made the difference between a pro forma loss and profit in each quarter.

The CEO, the CFO and the Controller failed to advise the Audit Committee or the Board of Directors that operations of the business units were running at a loss during the second quarter and that the validity of many of the numerous provision releases, totaling more than $370 million, could be questionable. Based on management’s representations, the Audit Committee approved the quarterly results, and the Board approved payment of the second tranche of the RTP bonus and awarded restricted stock under the RSU plan.

Third and fourth quarters, 2003.   In light of concerns raised by the inappropriate accounting judgments outlined above, the Audit Committee expanded its investigation to determine whether excess provisions were released to meet internal EBT targets in each of these two quarters. No evidence emerged to suggest an intent to release provisions strategically in those quarters to meet EBT targets. Given the significant volume of provision releases in these two quarters, the Audit Committee directed management to review provision releases, down to a low threshold, using the same methods used to evaluate the releases made in the first half of the year. This review has resulted in additional adjustments for these quarters, which are reflected in the Second Restatement.

Governing Principles for Remedial Measures

The Audit Committee asked WCPHD to recommend governing principles, based on its independent inquiry, to prevent recurrence of the inappropriate accounting conduct, to rebuild a finance environment based on transparency and integrity, and to ensure sound financial reporting and comprehensive disclosure. The recommendations developed by WCPHD and provided to the Audit Committee were directed at:

•	Establishing standards of conduct to be enforced through appropriate discipline;

•	Infusing strong technical skills and experience into the finance organization;

•	Requiring comprehensive, on-going training on increasingly complex accounting standards;

•	Strengthening and improving internal controls and processes;

•	Establishing a compliance program throughout the Company which is appropriately staffed and funded;

•	Requiring management to provide clear and concise information, in a timely manner, to the Board to facilitate its decision-making; and

•	Implementing an information technology platform that improves the reliability of financial reporting and reduces the opportunities for manipulation of results.

These recommendations were grouped into three categories — people, processes and technology — and are discussed below:

•	People

An effective “tone at the top” requires effective policies and procedures, but these alone are not sufficient. Those who manage and lead the Company, and are its officers, must exercise the highest fiduciary duties to the Company and shareholders and must be accountable, both to corporate management and the Board, for accurately reporting financial results.

Based on periodic reports by WCPHD on the progress of the independent inquiry, the Audit Committee recommended, and the Board of Directors approved, termination for cause of the CEO, the CFO, the Controller, and seven additional senior finance employees. The Board of Directors determined that each of these individuals had significant responsibilities for Nortel’s financial reporting as a whole, or for their respective business units and geographic regions, and that each was aware, or ought to have been aware, that Nortel’s provisioning activity, described above, did not comply with U.S. GAAP. Nortel has formally demanded the return of all bonus compensation paid to each of these individuals in 2003. Once the Board receives responses to this demand, it should determine the appropriate course of action to pursue with each of these ten former employees.

Senior corporate officers, including the four Presidents of the business units during the period covered by this inquiry, the four Presidents of the regions, and the President of Global Operations, now recognize that inappropriate activity involving provisioning occurred “on their watch.” While they lacked an understanding that certain provisioning activities in their respective business units were not in compliance with U.S. GAAP, they now recognize that such conduct was instrumental in achieving the reported results in the fourth quarter of 2002 and the first and second quarters of 2003. To demonstrate personal commitment to the governing principles stated above and to lead the Company forward, each of these officers has volunteered to return to the Company the entire RTP bonus that he or she was awarded, net of taxes already paid, and to disclaim any opportunity to receive the third and fourth installments of the RSU bonus, which the Board has accepted. In light of the Board’s expectation that senior employees of the Company will lead by example, the Board should decline to award the third and fourth tranches of the RSU plan to the remaining eligible employees, irrespective of whether the profitability metrics for such bonuses are met as a result of the Second Restatement.

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The Board of Directors must make clear that it has not tolerated, and will not in the future tolerate, accounting conduct that involves the misapplication of U.S. GAAP. It must further communicate its expectation that every Nortel employee will adhere to the highest ethical standards; will have training and experience commensurate with his or her job responsibilities; and will be held accountable for his or her actions and decisions. The Board of Directors and management should continue to address the issues associated with the inappropriate use of provisions.

Recent experience has shown that the Nortel finance organization lacks sufficient technical accounting expertise. Many finance employees are “career” Nortel employees and learned accounting at Nortel. Whatever basic accounting knowledge is resident within Nortel is largely knowledge of Canadian GAAP, not U.S. GAAP. Nortel reported in accordance with Canadian GAAP until 2000, when it switched to reporting in accordance with U.S. GAAP. High quality finance employees are critical to the soundness of the Company’s financial reporting systems and controls so that the results of operations are reported accurately and in a timely manner. The Board of Directors should direct management to recruit, from outside Nortel, individuals with strong accounting and financial reporting skills and a proven record of integrity and ethical behavior to fill key finance positions. The Board should also direct management to review the training and experience of Nortel mid-level finance employees and to supplement this expertise, where appropriate, by hiring individuals from outside Nortel with strong accounting training and background.

Nortel has long had an internal “technical accounting group” to which finance employees were supposed to turn for resolution of difficult accounting questions and for technical accounting interpretations. While this practice is a sound one, the practical application has fallen short. Finance employees did not regularly turn to this group for resolution of an issue, and it was far from clear that this group had the “last word” on such issues. That technical accounting group should be led by a very senior finance executive with in-depth knowledge of, and experience in applying, U.S. GAAP. Management should be directed to conduct a benchmarking study to evaluate whether the technical accounting group is properly organized; its personnel component is consistent with other similar companies; its staff has appropriate and current expertise; and its authority to resolve accounting issues and technical interpretations is clearly defined within the organization.

Notwithstanding the enormous time and resources that the Company has devoted to restatement activities for the past year, many employees appear to lack a clear understanding of the accounting issues that gave rise to the restatements. That is perhaps not surprising in light of the lack of basic U.S. GAAP training and expertise in the finance organization. Management has taken significant steps to remedy this deficit by requiring mandatory training, developed by external consultants, and taught by knowledgeable finance employees. These remedial training programs are an important first step, but much more must be done to ensure that the finance organization is fluent in governing accounting standards and principles. Widespread training, by outside experts, at all levels of the finance organization, must continue so that all finance employees receive comprehensive training in U.S. GAAP and in the consequences of failing to follow U.S. GAAP. Going forward, management should develop in depth, on-going continuing education programs that explain continuously evolving complex accounting standards. Management should assess the staffing of its training organization, and the adequacy of its trainers. Every Nortel employee, including each finance employee, must now acknowledge annually, in writing, that he or she has read Nortel’s code of conduct and will adhere to that code. The certification for each finance employee should be expanded to include an acknowledgement that each such employee is familiar with all applicable U.S. GAAP requirements. In addition, the Board should consider whether each finance employee should be required to complete a certain number of hours of continuing professional education each year.

•	Processes

A basic component of sound corporate oversight is the control structure. Internal controls — the Company’s accounting policies, organizational structure, systems, processes, employees, leadership, and culture — working together, foster accurate financial reporting and sound disclosure in a timely manner. While management has recognized weaknesses in existing processes and controls, and has taken steps to remedy these deficiencies, more needs to be done.

Nortel is a multi-national organization that has changed organizational structure over the past several years. One legacy of this changing structure is a matrix organization in which there is no clear assignment of responsibility for assessing the adequacy and usage of contractual liability provisions; even where responsibility is clear, it is unlikely that sufficient monitoring is in place to make sure that provisioning activity is in accord with U.S. GAAP. The need for the matrix organization must be re-examined in light of the risks that it poses to financial discipline and accountability and, if a matrix structure continues to be used, clear accountability must be established.

Historically, finance employees responsible for meeting EBT targets had authority to record and release provisions. That practice must end immediately. The control organization must have sole authority to make these decisions and record these entries. The Board of Directors must insist that the re-engineering of the control organization be a management priority. In addition, the Controller and the control organization, working with the General Counsel, must develop standards of transparency in financial reporting that meet both the letter and the spirit of legal requirements.

Nortel’s written accounting policies must be reviewed and, where necessary, rewritten to ensure strict adherence to U.S. GAAP and provide numerous “real life” examples of practical applications. Procedures must be adopted to identify evolving interpretations of accounting standards and best practices under U.S. GAAP and to develop and conform Nortel’s policies in a timely manner. Employees charged with responsibility for Nortel’s accounting policies must have substantial knowledge of the strengths and weaknesses of the financial organization and knowledge of best practices in similarly situated companies and ensure that accounting practices follow Nortel’s policies. These policies must be communicated to finance and control employees, and management must stress the importance of adherence to the policies and impose sanctions if they are not followed.

The internal audit function must be strengthened and must provide an independent check on the integrity of financial reporting. Historically, Nortel’s internal auditor focused solely on “operational” reviews and had no role in determining whether Nortel’s accounting policies were in compliance with U.S. GAAP or in evaluating whether these policies were properly applied. The Audit Committee has already established new priorities for the internal auditor relating to the evaluation of risk exposures for financial reporting. Internal audit should continue its practice of proposing an annual work plan, and should ensure that the work plan focuses on the new priorities set by the Audit Committee. The Company is currently conducting a search to fill the vacant position of internal auditor. The internal audit function requires a leader with substantial experience in applying U.S. GAAP in a similarly-situated company and great familiarity in applying professional standards issued by the Institute of Internal Auditors. The internal auditor should report to the CEO to remove any potential threat to independence. The internal auditor should continue to have direct and regular access to the Board and the Audit Committee. Staffing of internal audit must be consistent with its mandate.

These governing principles are an effort to forge a framework for rebuilding the Nortel finance environment. Equally important, the Board, the CEO, and the CFO must continue to promote high ethical standards throughout the Company. Words announcing adherence to the highest standard of integrity are relatively easy to express, but it is actions, not words, that count. The Board has established the position of a Chief Ethics and Compliance Officer. The Board has also adopted a code of ethical conduct and business practices which outlines principles to guide ethical decision-making and provides practical answers to ethics questions regularly asked in the workplace. The Board should direct management to enhance significantly the existing compliance program. Together, the code and a strengthened compliance program set the tone and the standards of behavior that the Company expects from its employees. Employees must be convinced of the Company’s commitment to an ethical climate, and of the central role that they play in ensuring that the Company’s code is followed. They must view compliance with the Company’s code of conduct, standards, and control systems as a central priority, and understand they will be rewarded for ethical behavior, even if it uncovers some problem that others might prefer to remain undisclosed. On a regular basis, the Board should review the activities of the compliance office, the strength of the compliance program, and the risks it has addressed.

The Board must receive from management, in sufficient time prior to meetings, all materials necessary for it to monitor and act on business risks affecting Nortel and information relating to decisions the Board is being asked to make. The Audit Committee needs clear and concise information relating to Nortel’s financial reporting. The Board should implement a process whereby management would provide a quarterly assessment of the overall quality and transparency of Nortel’s financial reporting and suggestions for improvements in form and content, which the external auditors would review and comment. The Board’s practice of receiving all information respecting Nortel’s financial performance on a consolidated basis, and of each of its business units, only from the CFO should change. The heads of each business unit should be expected to take full responsibility for the financial results of their respective businesses and to provide quarterly presentations to the Board with the senior finance employee in that business unit. Periodically, the Audit Committee should have separate, executive sessions with the chief operations and finance employees for each business unit to discuss issues specific to their businesses.

•	Technology

Management has announced that it intends to acquire and install a SAP information technology platform to facilitate production of accurate financial results in a timely and cost effective manner. The objectives of any technology platform implemented by Nortel should include identification of existing control procedures that are redundant or inefficient; prevention/detection and correction of errors on a timely basis; prevention or detection of fraud; simplification of systems and increased productivity; reduction of opportunities for manual intervention; ability to trace transactions from start to finish; improved operation of controls; and substantive analysis of results, including both operating and financial metrics. In sum, those responsible for implementing SAP should have a strong focus on re-engineering existing processes so that the control elements intrinsic to the SAP system are effective.

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After thorough consideration, the Audit Committee has recommended, and the Board of Directors has approved, adoption of each of these recommendations. The Board of Directors has directed management to develop a detailed plan and timetable for the implementation of these recommendations and intends to monitor the implementation of these principles by management.

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